UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RED HAT, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RED HAT, INC.

1801 Varsity Drive

Raleigh, North Carolina 27606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 16, 2007

The Annual Meeting of Stockholders of Red Hat, Inc. (the “Company”) will be held at the Company’s headquarters, 1801 Varsity Drive, Raleigh, North Carolina 27606, on Thursday, August 16, 2007, 11:00 a.m. local time, to consider and act upon each of the following matters:

1.	To elect two members to the Board of Directors, each to serve for a three-year term as a Class II Director;
2.	To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 29, 2008; and
3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The foregoing items of business are more fully described in the attached Proxy Statement. Only stockholders of record at the close of business on June 20, 2007, the record date, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters, 1801 Varsity Drive, Raleigh, North Carolina 27606, during ordinary business hours for the ten-day period prior to the Annual Meeting.

By Order of the Board of Directors

Michael R. Cunningham Secretary

Raleigh, North Carolina

June 28, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

RED HAT, INC.

1801 Varsity Drive

Raleigh, North Carolina 27606

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on August 16, 2007

GENERAL INFORMATION CONCERNING THE ANNUAL MEETING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Red Hat, Inc. (“Red Hat” or the “Company”) for use at the Annual Meeting of Stockholders to be held at the Company’s headquarters, 1801 Varsity Drive, Raleigh, North Carolina 27606, on Thursday, August 16, 2007 at 11:00 a.m. local time and at any adjournments or postponements thereof (the “Annual Meeting”). All proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, the enclosed proxy card (or any signed and dated copy thereof) will be voted in accordance with the Board of Directors’ recommendations. Any proxy may be revoked by a stockholder of record at any time before its exercise by: (i) delivering a written revocation or a later dated proxy to the President or Secretary of the Company or (ii) attending the Annual Meeting and voting in person.

Voting Rights

Only stockholders of record as of the close of business on June 20, 2007, the record date fixed by the Board of Directors, will be entitled to vote at the Annual Meeting and at any adjournments or postponements thereof. As of June 20, 2007, there were an aggregate of 193,445,016 shares of common stock, par value $.0001 per share, of the Company (“Common Stock”), outstanding and entitled to vote. Each share is entitled to one vote.

The Board of Directors knows of no matter to be presented at the Annual Meeting other than those matters specified in the Notice of Annual Meeting of Stockholders. If any other matter, upon which a vote may properly be taken, should be presented at the Annual Meeting, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxy card.

Voting Procedures

Stockholders of record may vote at the Annual Meeting only if they are present in person or are represented by proxy. Proxies may be voted as follows:

•	By mail – Complete, sign and date the enclosed proxy card and return it in the enclosed envelope.

•	By telephone – Call the toll-free number indicated on the enclosed proxy card and follow the instructions provided.

•	By Internet – Go to the website indicated on the enclosed proxy card and follow the instructions provided.

Stockholders of record who plan to attend the Annual Meeting may revoke their proxy, if previously voted, and vote in person. Shares held through an account with a brokerage firm, bank or other nominee must follow the instructions received from the nominee to vote such shares as described in “Other Matters–Method of Holding Shares”.

Quorum

The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions, are counted as present for purposes of determining the presence or absence of a quorum for the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The two nominees receiving the highest number of affirmative votes of the shares present, in person or by proxy, and voting on the election of directors at the Annual Meeting will be elected as Class II Directors for a three-year term. Shares represented by proxies received by the Board of Directors and not marked to withhold authority to vote for a nominee will be voted for the election of each of the nominees. If a stockholder properly withholds authority to vote for the nominee, such stockholder’s shares will not be counted toward the nominee’s achievement of a plurality. Broker non-votes, if any, will also not be counted toward the nominee’s achievement of a plurality.

Approval of Other Matters

The affirmative vote of the majority of shares present, in person or by proxy, and voting is required for approval of all other matters being submitted to the stockholders at the Annual Meeting. If a stockholder properly withholds authority to vote for a matter or abstains from voting, such stockholder’s shares will not be considered to have been voted for a matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for the matter by reducing the total number of shares from which the majority is calculated. Broker non-votes, if any, will also not be considered to have been voted for the matter. If any matter upon which a vote may be properly taken, but that is not discussed in this Proxy Statement, is presented at the Annual Meeting, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxy card.

The Company’s transfer agent, Mellon Investor Services LLC, will count, tabulate and certify the votes and will serve as the inspector of elections at the Annual Meeting.

Expenses of Solicitation of Proxies

The Company will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of the Proxy Statement and the proxy card. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. Certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 21, 2007 (unless otherwise indicated), certain information regarding beneficial ownership of Common Stock by (i) each person who is known to beneficially own more than 5% of the outstanding Common Stock (“5% Stockholder”), (ii) each director of the Company, (iii) each Named Officer (as defined below under “Compensation and Other Information Concerning Executive Officers—Summary Compensation Table”) and (iv) all directors and executive officers of the Company as a group.

The number of shares of Common Stock beneficially owned by each 5% Stockholder, director, Named Officer and all directors and executive officers as a group is determined under the rules of the Securities and

Exchange Commission (“SEC”). Under the rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares of Common Stock which the individual had the right to acquire on or before July 20, 2007 through the exercise of options or through conversion of deferred stock units (“DSUs”), as described below under “Board of Directors and Corporate Governance Information—Compensation of Directors—Cash Compensation”. Any reference in the footnotes to this table to shares subject to options or DSUs refers only to shares underlying options and DSUs which the person, group or entity had the right to acquire on or before July 20, 2007. As of May 21, 2007, the Company had 193,215,383 shares of Common Stock outstanding. For purposes of computing the percentage and amount of outstanding shares of Common Stock held by each person, group or entity, any shares which that person, group or entity had the right to acquire on or before July 20, 2007 are deemed to be outstanding for the person, group or entity but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person, group or entity.

Name and Address (1)	Title(s)	Amount and Nature of Beneficial Ownership (2)	Percent of Common Stock Outstanding
FMR Corporation (3) 82 Devonshire Street Boston, MA 02109	5% Stockholder	28,675,636	14.84%

T. Rowe Price Associates, Inc. (4) 100 East Pratt Street Baltimore, MD 21202	5% Stockholder	22,080,933	11.43%

UBS AG (5) Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland	5% Stockholder	16,633,530	8.61%

Wellington Management Company, LLP (6) 75 State Street Boston, MA 02109	5% Stockholder	12,936,424	6.70%

Mazama Capital Management, Inc. (7) One Southwest Columbia Street Suite 1500 Portland, OR 97258	5% Stockholder	12,768,789	6.61%

Matthew J. Szulik (8)	Chairman of the Board, President, Chief Executive Officer and Class II Director	5,187,290	2.62%

William S. Kaiser (9)	Class III Director and Lead Director	825,482	*

Joanne Rohde (10)	Executive Vice President, Worldwide Operations	409,375	*

Paul J. Cormier (11)	Executive Vice President, Engineering	300,000	*

Charles E. Peters, Jr. (12)	Executive Vice President and Chief Financial Officer	295,875	*

Alex Pinchev (13)	Executive Vice President, Worldwide Sales	152,885	*

Name and Address (1)	Title(s)	Amount and Nature of Beneficial Ownership (2)	Percent of Common Stock Outstanding
Marye Anne Fox (14)	Class I Director	96,106	*

Gen. H. Hugh Shelton, U.S. Army (Retired) (15)	Class II Director	64,379	*

W. Steve Albrecht (16)	Class I Director	57,267	*

Eugene J. McDonald (17)	Class II Director	51,319	*

Narendra K. Gupta (18)	Class III Director	29,999	*

All executive officers and directors as a group (12 persons) (19)		7,631,689	3.82%

*	Less than one percent of the outstanding Common Stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606.
(2)	The persons named in the table have sole voting and investment power (or share such power with his or her spouse) with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below and subject to community property laws, if applicable. The inclusion herein of any shares of Common Stock does not constitute an admission of direct or indirect beneficial ownership of those shares.
(3)	Based on Schedule 13G/A filed with the SEC on February 14, 2007. FMR Corp. reported sole voting power over 833,458 shares and sole dispositive power of 28,675,636 shares. These shares include 27,842,178 shares beneficially owned by Fidelity Management & Research Company, 30,100 shares beneficially owned by Pyramis Global Advisors Trust Company and 803,358 shares beneficially owned by Fidelity International Limited.
(4)	Based on Schedule 13G/A filed with the SEC on February 14, 2007. T. Rowe Price Associates (“Price Associates”) reported sole voting power over 6,688,641 shares and sole dispositive power over 21,968,633 shares. These securities are owned by various individual and institutional investors for which Price Associates serves as investment advisor with the power to direct investments and/or the sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)	Based on Schedule 13G/A filed with the SEC on February 20, 2007. UBS AG (for the benefit and on behalf of the UBS Global Asset Management business group of UBS AG) reported sole voting power over 14,595,296 shares and shared dispositive power over 16,633,530 shares. These shares are beneficially owned by the UBS Global Asset Management business group of UBS AG and its subsidiaries and affiliates on behalf of its clients, and UBS AG disclaims beneficial ownership of such shares.
(6)	Based on Schedule 13G/A filed with the SEC on February 14, 2007. Wellington Management Company, LLP (“Wellington Management”) reported shared voting power over 8,505,890 shares and shared dispositive power over 12,841,024 shares. The shares beneficially owned by Wellington Management are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of the outstanding Common Stock.
(7)	Based on Schedule 13G filed with the SEC on February 8, 2007. Mazama Capital Management, Inc. reported sole voting power over 7,520,357 shares and sole dispositive power over 12,768,789 shares.
(8)	Includes (i) 72,000 shares of Common Stock held of record by trusts for the benefit of Mr. Szulik’s children (Mr. Szulik disclaims beneficial ownership of these shares); (ii) 16,273 shares of Common Stock held of record by the Matthew J. Szulik Grantor Retained Annuity Trust dated May 26, 1999; (iii) 5,011,517 shares of Common Stock issuable upon exercise of stock options and (iv) 87,500 shares of restricted stock vesting over four years.

(9)	Includes (i) 125,000 shares issuable upon exercise of stock options and (ii) 700,482 shares held of record by Greylock X GP Limited Partnership and Greylock X-A Limited Partnership (the “Greylock Partnerships”). Mr. Kaiser, a general partner of the Greylock Partnerships, disclaims beneficial ownership of these shares except as to his proportionate partnership interest in these partnerships. Also includes 125,000 shares of Common Stock issuable upon exercise of stock options.
(10)	Includes 409,375 shares of Common Stock issuable upon exercise of stock options.
(11)	Includes 273,750 shares of Common Stock issuable upon exercise of stock options and 26,250 shares of restricted stock vesting over four years.
(12)	Includes 239,687 shares of Common Stock issuable upon exercise of stock options and 44,626 shares of restricted stock vesting over four years.
(13)	Includes 100,781 shares of Common Stock issuable upon exercise of stock options and 43,477 shares of restricted stock vesting over four years.
(14)	Includes 90,000 shares of Common Stock issuable upon exercise of stock options and 6,106 shares of Common Stock issuable upon conversion of DSUs.
(15)	Includes 52,857 shares of Common Stock issuable upon exercise of stock options and 5,445 shares of Common Stock issuable upon conversion of DSUs.
(16)	Includes 53,767 shares of Common Stock issuable upon exercise of stock options and 1,750 shares of Common Stock issuable upon conversion of DSUs.
(17)	Includes 38,332 shares of Common Stock issuable upon exercise of stock options and 12,987 shares of Common Stock issuable upon conversion of DSUs.
(18)	Includes 29,999 shares of Common Stock issuable upon exercise of stock options.
(19)	Includes 6,525,589 shares of Common Stock issuable upon exercise of stock options, 240,428 shares of restricted stock vesting over four years and 26,288 shares of Common Stock issuable upon conversion of DSUs.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Members of the Board of Directors

The following is a list of the directors of the Company, their ages as of June 20, 2007 and certain information about their background and family relationships.

W. Steve Albrecht, 60, has served as a director since April 2003. Dr. Albrecht joined the staff of Brigham Young University (“BYU”) in 1977. Currently, he serves as the Associate Dean of the Marriott School of Management and Andersen Alumni Professor at BYU. Prior to becoming Associate Dean, Dr. Albrecht served as the director of the School of Accountancy and Information Systems at BYU for nine years. Dr. Albrecht is a certified public accountant, a certified internal auditor and a certified fraud examiner. Dr. Albrecht also serves on the board of directors of Cypress Semiconductor Corporation (NYSE:CY), a provider of silicon-based products, SkyWest, Inc. (NASDAQ:SKYW), an operator of regional airlines, and SunPower Corporation (NASDAQ:SPWR), a provider of solar electric power products. Dr. Albrecht is currently a trustee for the Financial Accounting Foundation that provides oversight to the Financial Accounting Standards Board and Governmental Accounting Standards Board.

Marye Anne Fox, 59, has served as a director since January 2002. Since August 2004, Dr. Fox has served as the Chancellor of the University of California, San Diego. From August 1998 until July 2004, Dr. Fox served as the Chancellor of North Carolina State University. Dr. Fox is an elected member of the National Academy of Sciences and currently serves on the President’s Council of Advisors on Science and Technology and on the board of directors of the Microelectronics Center of North Carolina. Dr. Fox also serves on the board of directors of Pharmaceutical Product Development, Inc. (NASDAQ:PPDI), a biotechnology development services company, W.R. Grace & Co. (NYSE:GRA), a specialty chemicals and materials company, and Boston Scientific Corporation (NYSE:BSX), a developer, marketer and manufacturer of medical devices.

Narendra K. Gupta, 58, has served as a director since November 2005. Since December 2006, Dr. Gupta has served as a Managing Director of Nexus India Capital. From June 2004 until January 2005, Dr. Gupta served as the Interim President/CEO of QuickEagle Networks, a telecom equipment company. In 1980, Dr. Gupta co-founded Integrated Systems Inc. (“ISI”), a provider of products for embedded software development, which went public in 1990. Dr. Gupta served as ISI’s President and CEO from founding until 1994 and as Chairman until 2000 when ISI merged with Wind River Systems, Inc. (“Wind River”), a provider of device software optimization solutions. Dr. Gupta served as Wind River’s Interim President/CEO from June 2003 to January 2004 and as Vice Chairman since ISI’s merger with Wind River. Dr. Gupta served as Interim President/CEO of Numerical Technologies Inc., a provider of subwavelength lithography-enabling technology, from November 2002 until February 2003. Dr. Gupta also serves on the board of directors of Wind River (NASDAQ:WIND) and Tibco Software Inc. (NASDAQ:TIBX), a software company.

William S. Kaiser, 51, has served as a director since September 1998. Mr. Kaiser has been employed by Greylock Management Corporation, a venture capital firm, since May 1986 and has been one of the general partners of the Greylock Limited Partnerships since January 1988. Mr. Kaiser currently serves as Lead Director.

Eugene J. McDonald, 74, has served as a director since August 2000. Since September 2000, Mr. McDonald has served as Executive Vice President and Investment Counsel to Duke University, and since July of 2001 he has served as Principal and Chief Investment Officer of Quellos Private Capital Markets LP. He served as Founding President of Duke Management Company, the asset management division of Duke University, from 1990-2000.

General H. Hugh Shelton, 65, U.S. Army (Retired), has served as a director since April 2003. From January 2002 until April 2005, General Shelton served as the President, International Operations, for M.I.C. Industries, an international manufacturing company. General Shelton served as the 14th Chairman of the Joint Chiefs of Staff from October 1997 until September 2001. General Shelton also serves on the board of directors of Anheuser-Busch Companies, Inc. (NYSE:BUD), an operator of beer, packaging and entertainment companies, CACI International Inc. (NYSE:CAI), a provider of IT and network products and services, and Ceramic Protection Corporation (TSX:CEP), a manufacturer of protective armor products.

Matthew J. Szulik, 50, was elected Chairman of the Board of Directors in April 2002, and he has served as the Company’s Chief Executive Officer since November 1999, as President since November 1998 and as a director since April 1999. Mr. Szulik also served as Chief Operating Officer from November 1998 to April 1999. From September 1997 to October 1998, Mr. Szulik served as President of Relativity Technologies, Inc., a computer software company. Prior to joining Relativity Technologies, Inc., Mr. Szulik served as an executive with Sapiens International N.V. and MapInfo Corporation.

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, as amended, the Board of Directors of the Company is divided into three classes. There are two directors currently serving in each of Class I and Class III. There are three directors currently serving in Class II. Each director serves for a three-year term, with one class of directors being elected at each Annual Meeting. The term of each Class II Director will expire at this Annual Meeting. All directors will hold office until their successors have been duly elected and qualified. Dr. Albrecht and Dr. Fox currently serve as the Class I Directors, whose terms expire at our 2009 annual meeting; General Shelton, Mr. McDonald and Mr. Szulik currently serve as Class II Directors; and Mr. Kaiser and Dr. Gupta currently serve as Class III Directors, whose terms expire at our 2008 annual meeting.

On September 1, 2006, Edward Kozel, a Class III Director, resigned from the Board of Directors. Pursuant to the mandatory retirement provisions contained in the Company’s Corporate Governance Guidelines, Mr. McDonald will retire from the Board on August 16, 2007, and will not be up for re-election as a Class II Director. The Board is currently in the process of identifying potential candidates to fill the vacancies left by Mr. Kozel and Mr. McDonald, which may be filled by majority vote of the remaining directors.

Corporate Governance

The Company’s Board of Directors believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. During the past year, the Company’s Board of Directors has continued to review its governance practices in light of, among other considerations, SEC rules and regulations and the listing standards of the NASDAQ Global Market (“NASDAQ”) and the New York Stock Exchange (“NYSE”). In December 2006, the Common Stock ceased trading on NASDAQ and began trading on the NYSE. This section describes key Corporate Governance Guidelines and practices that the Company has adopted. Complete copies of the Corporate Governance Guidelines, committee charters and Code of Business Conduct and Ethics described below are available on the Company’s website at www.redhat.com. Alternatively, stockholders may request a copy of any of these documents by writing to Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606, Attention: Corporate Secretary.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of the Company and its stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, include, among other things, that:

•	the principal responsibility of the directors is to oversee the management of the Company;

•	a majority of the members of the Board must be independent directors;

•	the independent directors are to meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Review of Related Person Transactions

The Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board’s Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider, as it deems appropriate:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the Company’s best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate. The related person transaction policy provides that transactions involving compensation of executive officers will be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Relationships with FMR Corporation

FMR Corporation beneficially owns, based on its holdings reported in a Schedule 13G/A filed with the SEC on February 14, 2007, 28,675,636 shares (or approximately 14.84%) of our outstanding Common Stock. During its fiscal year ended February 28, 2007 (“Fiscal 2007”), the Company paid an affiliate of FMR Corporation to provide 401(k) plan administration services, and affiliates of FMR Corporation purchased from the Company subscriptions to the Company’s technology offerings and related services. For Fiscal 2007, net amounts received by the Company from affiliates of FMR Corporation were approximately $462,000. The Company believes that each of the transactions described above was carried out on terms that were in the aggregate no less favorable to the Company than those that would have been obtained from unrelated third parties. In addition to the payments described above, fees were paid to one or more affiliates of FMR Corporation by participants in the Company’s equity compensation and 401(k) plans in the form of commissions and brokerage fees generated on various transactions.

Relationships with UBS AG

UBS AG beneficially owns, based on its holdings reported in a Schedule 13G/A filed with the SEC on February 20, 2007, 16,633,530 shares (or approximately 8.61%) of our outstanding Common Stock. During Fiscal 2007, the Company paid an affiliate of UBS AG for investment banking and other financial advisory services primarily related to the Company’s acquisition of JBoss, Inc. in June 2006. During the quarter ended November 30, 2006, the Company entered into a $25,000,000 structured stock repurchase transaction with an affiliate of UBS AG that matured and settled during that quarter. At maturity of the structured stock repurchase transaction, had the Company’s stock been below a pre-determined market price, the Company would have received up to an aggregate of 1,600,000 shares of its Common Stock in return for its investment. At the actual maturity of the transaction, the market price of the Common Stock was above the pre-determined market price, and the UBS AG affiliate returned to the Company its $25,000,000 investment, plus a premium. In addition, during Fiscal 2007, affiliates of UBS AG purchased from the Company subscriptions to the Company’s technology offerings and related services. An affiliate of UBS AG also acts as an asset manager for the Company but is not compensated by the Company for such service. For Fiscal 2007, net amounts received by the Company from affiliates of UBS AG were approximately $307,000. The Company believes that each of the transactions described above was carried out on terms that were in the aggregate no less favorable to the Company than those that would have been obtained from unrelated third parties.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors is composed entirely of independent directors, as was the case at all times during Fiscal 2007. During Fiscal 2007, the following individuals served on the Compensation Committee: Dr. Albrecht, Dr. Gupta, Mr. Kozel, Mr. McDonald and General Shelton (chairperson). Mr. Kozel resigned from the Board of Directors and all committees on which he served effective September 1, 2006. None of the members of the Compensation Committee (i) has ever been an officer or employee of the Company, (ii) is or was a participant in a “related person” transaction as described above under the heading “Review of Related Person Transactions” in Fiscal 2007 or (iii) is an executive officer of another entity, at which one of our executive officers serves on the compensation committee or the board of directors.

Code of Business Conduct and Ethics

The Company has adopted a written Code of Business Conduct and Ethics that applies to the Company’s directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The Company has posted a current copy of the Code of Business Conduct and Ethics on its website, which is located at www.redhat.com. In addition, the Company intends to post on its website all disclosures that are required by law or NYSE listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Board Determination of Independence

The Board annually determines the independence of directors. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

The Company’s Board of Directors has determined that none of Dr. Albrecht, Dr. Fox, Dr. Gupta, Mr. Kaiser, Mr. McDonald or General Shelton has any material relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” under the rules of the NYSE. In addition, the Board has determined that Mr. Kozel, who was a director until his resignation in September 2006, was independent as defined under the rules of NASDAQ that applied to the Company during his term of service as a director.

Board Meetings and Attendance

The Board of Directors met 13 times during Fiscal 2007, either in person or by teleconference. During Fiscal 2007, each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

The Corporate Governance Guidelines adopted by the Board of Directors provide that directors are expected to attend the annual meeting of stockholders. Except for Mr. Kozel, who resigned from the board after the 2006 annual meeting, each member of the Board of Directors of the Company that was serving on the date of the 2006 annual meeting of stockholders attended the 2006 annual meeting of stockholders.

Board Committees

The Board of Directors has established three standing committees—Audit, Compensation, and Nominating and Corporate Governance—each of which operates under a charter that has been approved by the Board of Directors. Current copies of each committee’s charter are posted on the “Company—Investor Relations—Corporate Governance” section of the Company’s website, www.redhat.com.

Independence of Committee Members and Audit Committee Financial Expert

The Board of Directors has determined that all of the members of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee are independent as defined under the rules of the NYSE that apply to the Company. In addition, all of the members of the Audit Committee are independent as defined by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that Dr. Albrecht is an “audit committee financial expert” as defined in SEC rules.

Audit Committee

Red Hat’s Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Its responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of the Company’s independent registered public accounting firm;

•

overseeing the work of the Company’s independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the Company’s independent registered public accounting firm the Company’s annual and quarterly financial statements and related disclosures;

•	monitoring the Company’s internal control over financial reporting, disclosure controls and procedures and Code of Business Conduct and Ethics;

•	discussing the Company’s risk management policies;

•

establishing policies regarding hiring of present or former partners, shareholders, principals or employees of the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with the Company’s internal auditing staff, independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules (which is included below in this Proxy Statement under “Board of Directors and Corporate Governance Information—Audit Committee Report”).

The members of the Audit Committee are Dr. Albrecht (chairperson), Dr. Fox, Mr. Kaiser and Mr. McDonald. The Audit Committee met eight times during Fiscal 2007.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	determining the CEO’s compensation;

•	reviewing and approving, or making recommendations to the Board with respect to, the compensation of the Company’s other executive officers;

•	overseeing an evaluation of the Company’s senior executives;

•	overseeing and administering the Company’s cash and equity incentive plans; and

•	reviewing and making recommendations to the Board with respect to director compensation.

The Compensation Committee may form one or more subcommittees and delegate authority to its subcommittees as it deems appropriate under the circumstances. The members of the Compensation Committee are Dr. Albrecht, Dr. Gupta, Mr. McDonald and General Shelton (chairperson). The Compensation Committee met nine times during Fiscal 2007.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board.

The members of the Nominating and Corporate Governance Committee are Dr. Fox, Dr. Gupta, Mr. Kaiser (chairperson) and General Shelton. The Nominating and Corporate Governance Committee met three times during Fiscal 2007.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to members of the Board of Directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. In addition, any director who reaches the age of 75 while serving as a director will retire from the Board at the end of his or her term. Pursuant to this provision, Mr. McDonald will retire from the Board on August 16, 2007. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting candidate names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Common Stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee,

c/o Corporate Secretary, Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following the same process, and applying the same criteria, as it follows for candidates submitted by others.

Communicating with the Independent Directors

The Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board (if an independent director), or the Lead Director (if one is then appointed), or otherwise the Chairman of the Nominating and Corporate Governance Committee, with the assistance of the Company’s General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board, Lead Director or the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors, c/o Corporate Secretary, Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606.

Compensation of Directors

All non-employee directors receive a combination of cash and equity compensation. The following table sets forth the compensation paid to each non-employee director during Fiscal 2007:

Name (1)	Fees Earned or Paid in Cash ($) (2)		Stock Awards ($) (3)	Option Awards ($) (4)	Total ($)
W. Steve Albrecht	68,125	(5)	40,110	46,024	154,259
Marye Anne Fox	54,334	(6)	80,220	22,879	157,433
Narendra K. Gupta	51,875	(7)	—	202,615	254,490
William S. Kaiser	30,000	(8)	—	74,700	104,700
Edward R. Kozel (9)	24,999	(10)	40,110	132,373	197,482
Eugene J. McDonald	56,223	(11)	80,220	61,631	198,074
H. Hugh Shelton	50,694	(12)	40,110	107,654	198,458

(1)	Mr. Szulik, the Company’s Chairman of the Board, President and CEO, is not included in this table as he is an employee of the Company and does not receive additional compensation for his board service. Mr. Szulik’s compensation is described below in “Compensation and Other Information Concerning Executive Officers”.
(2)

As described below under “Board of Directors and Corporate Governance Information—Compensation of Directors—Cash Compensation”, non-employee directors may elect to convert all or a portion of their cash compensation into fully vested DSUs. This column reflects (i) the amount of cash compensation paid to non-employee directors for board and committee service after accounting for DSU elections, including cash paid in lieu of fractional DSUs, and (ii) compensation expense recognized by the Company in Fiscal 2007 for DSUs granted to directors in lieu of cash compensation earned during Fiscal 2007 as determined in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”) (except that estimated forfeitures have been disregarded for this purpose). A discussion of the assumptions used in calculating these values may be found in “NOTE 2—Summary of Significant Accounting Policies” in the Company’s Annual Report on Form 10-K for Fiscal 2007. For a description of DSUs see “Board of Directors and Corporate Governance Information—Compensation of Directors—Cash Compensation” below.

(3)	As described below under “Board of Directors and Corporate Governance Information—Compensation of Directors—Equity Compensation”, non-employee directors may elect to convert (at a ratio of .35 DSUs for every share of Common Stock underlying the equity award) all or a portion of their equity compensation into DSUs that vest on the same terms as the equity award that he or she elected to convert. Amounts in this column represent the compensation expense recognized by the Company in Fiscal 2007 for DSUs granted to directors in Fiscal 2007 in lieu of stock options, as determined in accordance with SFAS 123R (except that estimated forfeitures have been disregarded for this purpose). A discussion of the assumptions used in calculating these values may be found in “NOTE 2—Summary of Significant Accounting Policies” in the Company’s Annual Report on Form 10-K for Fiscal 2007. At the end of Fiscal 2007, directors had outstanding DSUs convertible into the following number of shares of Common Stock: Dr. Albrecht—1,750, Dr. Fox—5,309, Mr. McDonald—13,133 and General Shelton—5,445. For a description of DSUs see “Board of Directors and Corporate Governance Information—Compensation of Directors—Cash Compensation” below.
(4)	Amounts in this column represent the compensation costs recognized by the Company in Fiscal 2007 with respect to option awards granted to directors in Fiscal 2007 and prior fiscal years, as determined in accordance with SFAS 123R (except that estimated forfeitures have been disregarded for this purpose). The grant date fair value of stock options granted to non-employee directors during Fiscal 2007 as determined in accordance with SFAS 123R was as follows: Dr. Albrecht—$37,350, Dr. Fox—$0, Dr. Gupta—$74,700, Mr. Kaiser—$74,700, Mr. McDonald—$0, and General Shelton—$37,350. A discussion of the assumptions used in calculating these values may be found in “NOTE 2—Summary of Significant Accounting Policies” in the Company’s Annual Report on Form 10-K for Fiscal 2007. At the end of Fiscal 2007, directors had outstanding options to purchase the following number of shares of Common Stock: Dr. Albrecht—53,767, Dr. Fox—90,000, Dr. Gupta—50,000, Mr. Kaiser—125,000, Mr. McDonald— 40,000 and General Shelton—54,525.
(5)	Includes $68,125 in cash compensation.
(6)	Includes (i) $18,480 in cash compensation and (ii) $35,854 in compensation expense recognized in Fiscal 2007 for DSUs granted in lieu of cash compensation. See note 2 above.
(7)	Includes $51,875 in cash compensation.
(8)	Includes $30,000 in cash compensation. Mr. Kaiser declined cash compensation for his board service accruing after August 16, 2006.
(9)	Mr. Kozel resigned from the board effective September 1, 2006. In connection with Mr. Kozel’s resignation, 55,000 vested stock options were forfeited.
(10)	Includes (i) $5,006 in cash compensation and (ii) $19,993 in compensation expense recognized in Fiscal 2007 for DSUs granted in lieu of cash compensation. See note 2 above.
(11)	Includes (i) $57 in cash compensation (cash paid in lieu of fractional DSUs) and (ii) $56,166 in compensation expense recognized in Fiscal 2007 for DSUs granted in lieu of cash compensation. See note 2 above.
(12)	Includes (i) $18,763 in cash compensation and (ii) $31,931 in compensation expense recognized in Fiscal 2007 for DSUs granted in lieu of cash compensation. See note 2 above.

The Compensation Committee is responsible for reviewing and approving the compensation package paid to the Company’s non-employee directors and believes that a combination of cash and equity is the best way to attract and retain non-employee directors. In Fiscal 2007, non-employee directors received compensation pursuant to the 2004 Independent Director Compensation Plan (the “2004 Director Compensation Plan”) in effect since April 2004. On September 25, 2006, the Compensation Committee approved the 2006 Non-employee Director Compensation Plan (the “2006 Director Compensation Plan”) which became effective on October 1, 2006, superseding the 2004 Director Compensation Plan.

Cash Compensation

Non-employee directors receive cash fees, paid in equal quarterly amounts, for their board retainer and committee assignments. During Fiscal 2007 non-employee board members received cash compensation under the 2004 Director Compensation Plan until September 30, 2006 and under the 2006 Director Compensation Plan on and after October 1, 2006. A comparison of cash compensation paid out under both of the Director Compensation Plans in effect during Fiscal 2007 is as follows:

Type of Cash Retainer	Cash Compensation Payable Under 2004 Director Compensation Plan ($)	Cash Compensation Payable Under 2006 Director Compensation Plan ($)
Annual Board	30,000	50,000
Lead Director (1)	20,000	30,000
Audit Committee Chair (2)	20,000	30,000
Audit Committee	10,000	15,000
Compensation Committee Chair (2)	10,000	20,000
Compensation Committee	5,000	10,000
Nominating and Corporate Governance Committee Chair (2)	10,000	10,000
Nominating and Corporate Governance Committee	5,000	5,000

(1)	If a Lead Director also serves as a committee chair, he or she receives the retainer payable for service on the committee rather than the applicable committee chair retainer.
(2)	Committee chairs receive the applicable committee chair retainer in lieu of the retainer payable for service on the committee.

In addition, non-employee directors may elect to convert all or a portion of their cash compensation into fully vested DSUs, which represent the right to receive shares of Common Stock at the earlier of (1) termination of the director’s board service or (2) a future date, at least one year following the date of issuance of the DSU, as designated by the director prior to issuance. The number of DSUs issued in exchange for cash compensation is calculated by dividing the cash compensation deferred by the closing price of Common Stock on the date the DSUs are issued. Fractional shares are paid in cash on the date the DSUs are issued.

Equity Compensation

Non-employee directors are also eligible to receive equity compensation out of shares reserved under Red Hat’s 2004 Long-Term Incentive Plan, as amended (the “2004 Long-Term Incentive Plan”) and any successor plans. Although stock option grants to non-employee directors under the 2004 Long-Term Incentive Plan may have a maximum term of seven years, the Company has granted only options with five-year terms since the original adoption of the plan. In Fiscal 2007, the amount of equity compensation granted to non-employee directors was determined in accordance with the 2004 Director Compensation Plan, which provides as follows:

•	Upon initial election to the Board, an option to purchase 40,000 shares of Common Stock at fair market value on the date of grant and vesting over a three year period; and

•

On the earlier of (i) August 13 of each year or (ii) the date of the annual meeting of stockholders, for those non-employee directors who have completed at least eight months of service, an option to purchase 10,000 shares of Common Stock at the fair market value on the date of the grant and fully vested at the time of the grant.

Going forward, the amount of equity compensation granted to non-employee directors will be determined in accordance with the 2006 Director Compensation Plan, which provides as follows:

•	Upon initial election to the Board, an option to purchase 40,000 shares of Common Stock at fair market value on the date of grant and vesting over a three year period; and

•

On the earlier of (i) August 13 of each year or (ii) the date of the annual meeting of stockholders, for those non-employee directors who have completed at least eight months of service, an option to purchase 15,000 shares of Common Stock at the fair market value on the date of the grant and vesting over a one-year period.

In addition, non-employee directors may elect to receive all or a portion of their equity compensation in the form of either DSUs or restricted stock awards (“RSAs”) (at the ratio of 35 DSUs or RSAs for every 100 shares of Common Stock underlying options granted). DSUs and RSAs vest on the same terms as the underlying stock options. Vested DSUs may be converted into shares of Common Stock at the earlier of (1) termination of the director’s board service or (2) a future date, at least one year following the date of issuance, as designated by the director prior to issuance.

Additional Compensation

The Company does not pay meeting fees. Non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and meetings of any committees of the Board of Directors on which they serve. Moreover, if, for the purpose of attending a meeting of the Board of Directors or a committee thereof, there is no direct commercial flight within six hours of the scheduled commencement or adjournment of the meeting and travel of more than 200 miles is required, then subject to prior approval of the Chairman of the Board and the Lead Director, the Company will either, at its option, procure for or reimburse the documented reasonable costs of direct private round trip air transportation for non-employee directors for the purpose of attending such meeting. In Fiscal 2007, no directors utilized this policy.

In February 2007, each director entered into an indemnification agreement with the Company. The indemnification agreements are on substantially the same terms as the indemnification agreements that the Company has entered into with the Named Officers, as described below in “Compensation and Other Information Concerning Executive Officers—Employment Arrangements with Named Officers—Indemnification”.

Retirement

The Company does not fund any type of retirement or pension plan for non-employee directors.

Director Stock Ownership Guidelines

In April 2006, the Compensation Committee approved stock ownership guidelines for executive officers and non-employee directors. These guidelines were approved in June 2006 by the Board of Directors with an effective date of August 17, 2006. The guidelines state that within three years of the date the guidelines became effective, non-employee directors will be subject to a stock ownership requirement of 5,000 shares of Common Stock.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended February 28, 2007, included in the Company’s Annual Report on Form 10-K.

The Audit Committee operates under a written charter adopted by the Board of Directors on December 22, 2003, which was amended and restated on June 1, 2006. A copy of the Company’s Audit Committee Charter is available at the Company’s website at www.redhat.com.

The membership of the Audit Committee and its responsibilities are described above in the section entitled “Board of Directors and Corporate Governance Information—Board Committees”.

Conduct of Audit Committee Meetings

The Audit Committee’s agenda was established by its chairperson with input from the Company’s Chief Financial Officer. The Audit Committee meetings were designed to facilitate and encourage communication among members of the Audit Committee and management.

At each of its eight meetings during Fiscal 2007, the Audit Committee reviewed and discussed various financial and regulatory issues, the report of the Company’s internal auditors and a summary of calls received on the Company’s anonymous reporting line with respect to fraud, theft, accounting and control matters. The Audit Committee also had separate executive sessions in all meetings with representatives of PricewaterhouseCoopers LLP, and as needed with the Company’s Chief Financial Officer, Director of Internal Audit and General Counsel, at which meetings candid discussions of financial management, accounting, internal controls, legal and compliance issues took place. Additionally, the Audit Committee’s chairperson held separate discussions from time to time with representatives of PricewaterhouseCoopers LLP, and the Company’s Chief Financial Officer, Director of Internal Audit and General Counsel.

Audit Committee Review of Periodic Reports

The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion and Analysis of Financial Condition and Results of Operations. As part of this review, the Audit Committee discusses the reports with the Company’s management and considers the audit and review reports prepared by the independent registered public accounting firm about the Company’s quarterly and annual reports, as well as related matters such as the quality (and not just the acceptability) of the Company’s accounting principles, alternative methods of accounting under U.S. generally accepted accounting principles and the preferences of the independent registered public accounting firm in this regard, the Company’s critical accounting policies and the clarity and completeness of the Company’s financial and other disclosures.

Audit Committee’s Role in Connection with the Company’s Report on Internal Controls

The Audit Committee reviewed management’s report on internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accounting firm on internal control over financial reporting. Throughout Fiscal 2007, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the status of remediation of deficiencies.

Audit Committee’s Role in Connection with the Financial Statements and Controls of the Company

Management of the Company has primary responsibility for the Company’s financial statements and internal control over financial reporting. The independent registered public accounting firm has responsibility for the integrated audit of the Company’s financial statements and internal control over financial reporting. The responsibility of the Audit Committee is to oversee financial and control matters, among other responsibilities fulfilled by the Audit Committee under its charter. The Audit Committee meets regularly with the independent registered public accounting firm, without the presence of management, to ensure candid and constructive discussions about the Company’s compliance with accounting standards and best practices among public companies comparable in size and scope to the Company. The Audit Committee also reviews with its outside advisors material developments in accounting that may be pertinent to the Company’s financial reporting practices.

Review and Discussions with Independent Registered Public Accounting Firm

In its meetings with representatives of PricewaterhouseCoopers LLP, the Audit Committee asked the independent registered public accounting firm to address and discuss its responses to several questions that the Audit Committee believed were particularly relevant to its oversight. These questions included:

•

Are there any significant judgments made by management in preparing the financial statements that would have been made differently had the independent registered public accounting firm prepared and been responsible for the financial statements?

•

Based on the independent registered public accounting firm’s experience, and its knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with U.S. generally accepted accounting principles and SEC disclosure requirements?

•

Based on the independent registered public accounting firm’s experience, and its knowledge of the Company, has the Company implemented internal controls over financial reporting that are appropriate for the Company?

•

During the course of the fiscal year, has the independent registered public accounting firm received any communication or discovered any information indicating any improprieties with respect to the Company’s accounting and reporting procedures or reports?

The Audit Committee has also discussed with the independent registered public accounting firm that it is retained by the Audit Committee and that the independent registered public accounting firm must raise any concerns about the Company’s financial reporting and procedures directly with the Audit Committee. Based on these discussions and its discussions with management, the Audit Committee believes it has a basis for its oversight judgments and for recommending that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2007.

Audit Committee Activity with Regard to the Company’s Audited Financial Statements for Fiscal 2007

The Audit Committee has, among other actions:

•	Reviewed and discussed the audited financial statements with the Company’s management; and

•	Discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

Independence of the Company’s Independent Registered Public Accounting Firm

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

Conclusion

Based on its review and discussion with management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2007. The Audit Committee and Board of Directors also have recommended the stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending February 29, 2008.

Respectfully submitted,

THE AUDIT COMMITTEE

W. Steve Albrecht (Chair)

Marye Anne Fox

William S. Kaiser

Eugene J. McDonald

COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

Executive Officers

The following is a list of the executive officers of the Company (other than the Chairman of the Board and Chief Executive Officer, for whom such information is provided above under the heading “Board of Directors and Corporate Governance Information—Members of the Board of Directors”), their ages as of June 20, 2007 and certain information about their backgrounds.

Paul J. Cormier, 50, has served as Executive Vice President, Engineering since May 2001. From March 1999 to May 2001, Mr. Cormier served as Senior Vice President, Research and Development at BindView Development Corporation, a network management software company. From June 1998 to March 1999, Mr. Cormier served as Chief Technology Officer for Netect Internet Software Company, a network security vendor. From January 1996 to June 1998, Mr. Cormier first served as Director of Engineering, Internet Security and Collaboration Products, and then as Senior Director of Software Product Development, Internet Security Products, for AltaVista Internet Software, a web portal and internet services company.

Michael R. Cunningham, 46, joined the Company as Senior Vice President and General Counsel in June 2004 and has served as an Executive Vice President since May 2007. From October 2002 to February 2003 (following the acquisition by IBM of the management consulting business of PricewaterhouseCoopers LLP), Mr. Cunningham served as an Associate General Counsel at IBM, with legal responsibilities for the Business Consulting Services division in the regions of Europe, the Middle East and Africa. From November 1994 until October 2002, Mr. Cunningham served in a number of legal capacities for PricewaterhouseCoopers LLP (and Price Waterhouse LLP, a predecessor entity of PricewaterhouseCoopers LLP), including most recently as a Partner and Associate General Counsel, with various legal responsibilities for management consulting services globally.

Charles E. Peters, Jr., 55, joined the Company as Executive Vice President and Chief Financial Officer in August 2004. Prior to joining the Company, Mr. Peters served as Senior Vice President and Chief Financial Officer of Burlington Industries, Inc., a manufacturer of fabrics and textiles for apparel and interior furnishings, from November 1995 until November 2003 and as a consultant to Burlington Industries, Inc. while employed by BTI Distribution Trust from November 2003 until joining the Company.

Alex Pinchev, 57, has served as Executive Vice President, Worldwide Sales since April 2003. From June 2002 until December 2002, Mr. Pinchev served as Executive Vice President of MRO Software, Inc., a provider of asset and service management solutions. Prior to that, Mr. Pinchev was the Chairman, Chief Executive Officer and President of MainControl, Inc., a technology infrastructure management software provider, from July 1996 until MainControl, Inc. was acquired by MRO Software, Inc. in June 2002. Mr. Pinchev is Mr. Szulik’s first cousin by marriage.

Joanne Rohde, 48, has served as Executive Vice President, Worldwide Operations since March 2004. From March 1999 until March 2004, Ms. Rohde was a managing director of UBS Investment Bank, a division of UBS AG, where she served as Global Head, Investment Banking Information Technology and Chief Procurement Officer from 2002 until 2004.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes material elements of our compensation program for our Named Officers (as defined below under “Compensation and Other Information Concerning Executive Officers—Summary Compensation Table”) during Fiscal 2007. This discussion is intended to provide perspective to the compensation tables and other narrative disclosure that follows this Compensation Discussion and Analysis.

Compensation Objectives, Philosophy and Process

Overview

Our executive compensation program is intended to motivate our executive officers to achieve short- and long-term corporate goals that enhance stockholder value, and to enable the Company to attract and retain top-quality executive talent. To meet these objectives, our goal is to provide pay for performance by setting performance goals for our executives and conditioning a significant proportion of their compensation on the achievement of those goals.

We believe that compensation plays a vital role in the achievement of short- and long-term business objectives that ultimately drive long-term business success. Our executive compensation program is designed to focus our executives on the Company’s critical goals that we believe translate into long-term stockholder value. As a result, a significant proportion of executive compensation is variable, based on corporate and individual performance. In setting performance goals and measuring performance against these goals, we use a rigorous performance management process and consider pay practices at companies we consider to be our peers. Furthermore, these practices are responsive to the Company’s significant development amidst a challenging economic and business climate.

The Company’s executive compensation program is designed to offer target cash and equity compensation opportunities at the median of our “Compensation Peer Group” (see discussion below under the heading “Benchmarking”) while rewarding superior performance with total compensation above the median. We believe our compensation program helps to align the interests of our executives with those of our stockholders in promoting the creation of long-term stockholder value.

Role of the Compensation Committee

The Compensation Committee, which is comprised entirely of independent directors as determined in accordance with NYSE rules, oversees and approves all compensation and benefit arrangements for the Named Officers. Throughout each year, the Compensation Committee monitors developments and trends in executive compensation to enhance its ability to oversee the design and better evaluate the effectiveness of our executive compensation program. In addition, the Compensation Committee considers a variety of other factors to determine compensation amounts, including recommendations by the Chief Executive Officer (“CEO”) and other members of management, recommendations by the Compensation Committee’s independent compensation consultant and competitive studies and analyses prepared by independent consultants and management.

Role of the Independent Consultant

As permitted by its charter, the Compensation Committee retains an external advisor. During Fiscal 2007, the Compensation Committee retained Frederic W. Cook & Co., Inc., an independent compensation consulting firm (the “Compensation Consultant”), to provide consulting services on matters relating to executive and board compensation. A representative from the Compensation Consultant regularly attends Compensation Committee meetings at the request of the Compensation Committee and communicates with members of the Committee outside of scheduled meetings. The Compensation Consultant is charged with providing the Compensation Committee with annual studies regarding competitive pay practices for key employees, proactively advising on new trends and developments and conducting special projects at the Compensation Committee’s request. Services provided by the Compensation Consultant were strictly limited by the Compensation Committee’s own scope of responsibilities and were provided for the Compensation Committee. No separate services were provided by the Compensation Consultant directly to the Company.

Role of Management

Management performs an important role in providing the Compensation Committee with information and day-to-day support required by the Compensation Committee in fulfilling its full scope of responsibilities.

Management also supports the Compensation Consultant by providing background information to complete studies and projects requested by the Compensation Committee. From time to time, members of management may also work in conjunction with the Compensation Consultant at the request of the Compensation Committee and are invited to attend Compensation Committee meetings. During portions of any meetings of the Compensation Committee in Fiscal 2007 involving deliberations regarding a member of management, the affected member of management was excused.

Benchmarking

Each year, the Compensation Committee reviews an annual study on competitive compensation levels for each Named Officer prepared by the Compensation Consultant. The companies considered to be peers for Fiscal 2007 compensation benchmarking purposes (the “Compensation Peer Group”) were: Akamai Technologies, Inc., Autodesk, Inc., BEA Systems, Inc., BMC Software, Inc., Cadence Design Systems, Inc., Citrix Systems, Inc., Compuware Corporation, Hyperion Solutions Corporation, Jack Henry & Associates, Inc., Mercury Interactive Corporation, Micros Systems, Inc., Nuance Communications, Inc., McAfee, Inc., NAVTEQ, Inc., Novell, Inc., RealNetworks, Inc., Sybase, Inc., TIBCO Software Inc., VeriSign, Inc. and Wind River Systems, Inc. The Compensation Peer Group was selected by the Compensation Consultant, without input or oversight by management, and was reviewed and approved by the Compensation Committee. In selecting the members of the Compensation Peer Group, the Compensation Consultant identified companies with similar Global Industrial Classification System industry codes and then used other criteria for further selection such as net revenues, operating margins, operating cash flow, number of employees and market capitalization. In Fiscal 2007, the Compensation Committee also considered data from Radford’s High Technology Survey in its review of compensation levels for the Named Officers.

Process Used to Determine Annual Compensation

Each year, the Compensation Committee reviews total compensation for Named Officers in a process that typically concludes during the Company’s second fiscal quarter. For the base salary, annual bonus and equity compensation elements of a Named Officer’s compensation (other than the CEO), the Compensation Committee sets a range of compensation based on information in the Compensation Consultant’s annual study, the input of management and other factors. The CEO then recommends a compensation level for the Named Officer based on individual performance and relative ability to impact the Company’s future success. The Compensation Committee then reviews the CEO’s recommendation and makes a final determination regarding the compensation level of these Named Officers. The Compensation Committee believes this process is both orderly and fair and preserves the CEO’s ability to influence compensation for his direct reports.

For the CEO, the Compensation Committee directly sets the base salary, annual bonus and equity compensation elements based on information in the Compensation Consultant’s annual study and other factors, including the terms of the CEO’s employment agreement with the Company.

Components of Compensation

During Fiscal 2007, our executive compensation program included the following principal components:

1.	Base salary;

2.	Annual cash bonus; and

3.	Equity compensation.

Executive officers are also entitled to receive the employee benefits offered to all of the Company’s full-time employees and participate in the severance and change in control arrangements described below under “Compensation and Other Information Concerning Executive Officers–Potential Payments Upon Severance or

Change in Control”. The Company does not have any formal or informal policy for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing industry information, determines what it believes to be the appropriate level and mix of the various compensation components.

Base Salary

The Compensation Committee believes that it is necessary to set base salaries at levels that allow the Company to secure and retain the services of key executive talent. The base salary amounts shown in the Summary Compensation Table on page 26 reflect actual amounts paid to each Named Officer during Fiscal 2007. As salary adjustments are typically determined in the second fiscal quarter of the year, the Summary Compensation Table reflects, in part, base salaries established during our fiscal year ended February 28, 2006 and, in part, base salaries established during Fiscal 2007. Pursuant to the terms of his employment agreement with the Company, Mr. Szulik is entitled to receive a minimum base salary of $350,000 annually.

In recent years, the Compensation Committee has steadily increased base salaries to reflect the extremely competitive market for executive talent and the Company’s improved operating results, as well as to offset a decline in the equity available for grants. For Fiscal 2007, the Compensation Committee set base salaries at approximately the median of the Compensation Peer Group, except for the CEO’s base salary, which was set between the 25th percentile and the median.

Annual Cash Bonus

Overview. The Company’s Named Officers are eligible to earn an annual cash bonus under the Company’s Executive Variable Compensation Plan (“EVC Plan”). Annual cash bonuses are calculated based on the Company’s achievement of financial, strategic and operational performance goals and on the Named Officer’s achievement of individual performance goals. In Fiscal 2007, the Compensation Committee chose to base 75% of each Named Officer’s cash bonus on achievement of the Company’s performance goals and 25% of his or her cash bonus on achievement of individual goals. The Compensation Committee believes that while a greater proportion of each Named Officer’s cash bonus should be linked to the Company’s financial performance because these employees are more able to affect the Company’s results, a combination of corporate and individual performance goals is appropriate in order to provide each Named Officer with an opportunity to be partially rewarded based on his or her individual performance. Achievement of the targeted performance levels is intended to be the result of a sustained effort on the part of each executive officer, and it is the Compensation Committee’s expectation that, in normal circumstances, the Company and each Named Officer would achieve targeted performance levels with this effort.

If both Company and individual performance were determined to be achieved at the highest possible levels, then the maximum possible cash bonus payment for a Named Officer would have been 200% of the target annual cash bonus amount in Fiscal 2007. The Compensation Committee believes that a cash bonus based on an assessment of individual performance against pre-determined quantitative and qualitative measures within the context of the Company’s overall performance is consistent with the compensation program’s objective of enhancing long-term stockholder value.

Pursuant to the terms of his employment agreement with the Company, Mr. Szulik is entitled to receive a minimum annual incentive bonus in an amount up to the greater of $200,000 or fifty percent (50%) of his base salary for the fiscal year for which the bonus is calculated.

Bonus Based on Company Performance.    Each year the Compensation Committee establishes performance metrics and targeted performance levels for the Company for purposes of the EVC Plan. For Fiscal 2007, the Compensation Committee chose net revenues, pro forma cash flow from operations and pro forma operating margin as the metrics by which the Company’s performance would be measured. Pro forma adjustments were utilized to exclude the impact of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”) for greater comparability with fiscal 2006 performance, as SFAS 123R was adopted by the Company effective March 1, 2006 on a prospective-only basis. The range of performance levels for each metric was determined following a review of both internal projections and external expectations. The various threshold, target and maximum levels for each metric for Fiscal 2007 were approved by the Compensation Committee prior to the close of the first quarter of Fiscal 2007.

For purposes of the EVC Plan, each Named Officer is assigned a target cash bonus amount. Bonus target amounts were determined based on job responsibilities and Compensation Peer Group data. After the end of the fiscal year, each Named Officer receives a percentage of his or her target cash bonus determined by comparing the Company’s actual performance to the targeted performance levels. The maximum possible annual cash bonus attainable in Fiscal 2007 based on Company performance was 150% of the executive’s target annual cash bonus amount.

In Fiscal 2007, based on Company results derived from our audited financial statements, the Compensation Committee approved payouts equal to less than 100% of each Named Officer’s target annual cash bonus attributable to Company performance.

Under the terms of the EVC Plan, if a significant beneficial or adverse change in economic conditions, the indicators of growth or recession in the Company’s business segments, the nature of the Company’s operations or applicable laws, accounting practices or other unanticipated matters occurs during the performance period, then the Compensation Committee may modify or revise the financial performance objectives as it deems appropriate in its sole discretion. In addition, if the nature and scope of the Company’s operations are such that unanticipated economic and market conditions render pre-established financial objectives unattainable, then the Committee may pay cash bonuses not to exceed 50% of the target annual cash bonus amount. The Compensation Committee did not use either of these provisions to adjust cash bonuses attributable to the Company’s financial performance in Fiscal 2007.

Bonus Based on Individual Performance.    Each year, the Compensation Committee, in cooperation with the CEO, establishes individual performance goals for each Named Officer. For Fiscal 2007, all individual goals were set forth in writing and discussed with each Named Officer both at the start and the conclusion of the performance period. These goals included areas such as the integration of the acquisition of JBoss, Inc., bookings, launch dates for specific product lines, a re-design of the human capital structure and expense management. Each executive was also required to participate in management succession planning goals, which the Compensation Committee believes is a critical element in planning for the Company’s future. The Compensation Committee Chairperson, on behalf of and after consultation with the Compensation Committee, similarly established a set of performance goals for the CEO and held discussions with him about them. The maximum possible annual cash bonus attainable based on individual performance goals for Fiscal 2007 was 50% of the target annual cash bonus amount.

In Fiscal 2007, for each Named Officer other than the CEO, the amount of the annual cash bonus based on the achievement of individual performance goals was determined by the Compensation Committee following a presentation by the CEO of his assessment of each individual’s performance and a recommended bonus amount. During executive session (without the CEO present), the Compensation Committee then made a final determination regarding the bonus amounts payable. The Compensation Committee also evaluated the achievement of the individual performance goals of the CEO and determined his payout amount.

Equity Compensation

Overview.    All of the Named Officers are eligible to receive annual equity compensation awards under the Company’s 2004 Long-Term Incentive Plan. The Company’s equity compensation program is designed to reward demonstrated performance, motivate future superior performance and incent retention of the recipients through the term of the awards. The Compensation Committee believes that properly structured equity grants are the best way to align the long-term interests of the Named Officers with those of stockholders and reflect the expected contributions of the Named Officers to the Company’s future success. The Compensation Committee feels that equity compensation grants should constitute a significant portion of overall compensation paid to the Named Officer.

In lieu of stock options, each Named Officer is permitted to elect to receive up to half of his or her annual equity award in the form of restricted shares at a ratio of 0.35 restricted shares for each share underlying a stock option. The Company chose this ratio in an effort to approximate the relative compensation expense recognized in its financial statements for the two types of equity awards. Each year, elections are made before the fiscal year in which the award is granted. For grants made in Fiscal 2007, each of the Named Officers elected to receive half of the shares underlying his or her award in the form of a stock option and half in the form of restricted stock, with the exception of Ms. Rohde, who made no election and therefore received her entire award in the form of a stock option.

Stock options are a meaningful motivational tool because the recipient realizes value upon exercise only if the price of Common Stock increases over the term of the award. Restricted stock can be a more effective retention tool than stock options because the recipients receive shares that have actual value linked directly to the price of Common Stock on the date an award vests. The Compensation Committee believes that by providing Named Officers with an opportunity to receive combined grants of stock options and restricted stock, the Company better balances the objective of focusing Named Officers on delivering long-term value to stockholders with the objective of retaining Named Officers by providing value as a reward for performance.

The Compensation Committee typically approves grants of stock options with five-year maximum terms that vest over a period of four years. Generally, stock options awarded to Named Officers remain exercisable for a period of three months following a termination of employment other than in connection with a “Change in Control”. The vesting of equity awards held by Named Officers in connection with a “Change in Control” and certain provisions in Mr. Szulik’s employment agreement that govern the vesting of his equity awards are discussed below under “Compensation and Other Information Concerning Executive Officers—Potential Payments Upon Severance or Change in Control”.

The Compensation Committee continues to monitor the form and design of the Company’s equity awards. In the future, it may select different award types and vesting arrangements as a way to further align pay and performance.

Timing and Pricing of Equity Awards.    Under the 2004 Long-Term Incentive Plan, awards (both recurring and new hire or promotion awards) to employees are approved before or on the date of grant by the Compensation Committee. The exercise price for stock option grants is equal to the closing price of Common Stock on the date of grant. However, in certain limited circumstances, the Company may grant a stock option to an executive officer at an exercise price in excess of the closing price of Common Stock on the grant date.

Annual awards for existing Named Officers are typically granted once per year, at the same time that annual grants of stock options are made to other eligible employees, although from time to time special grants to Named Officers have been made on other dates. It is the Company’s general practice to make recurring award grants during the Company’s open trading window after a quarterly earnings announcement. Other than as described above, the Company has no program, plan or practice to coordinate its award grants with the release of material non-public information.

In addition to annual awards for existing Named Officers, the Company grants awards to new Named Officers. While the Compensation Committee may grant awards to new Named Officers on any future date, these awards are typically granted on the 15th day of the month (or if not a business day, the first business day thereafter) following the Compensation Committee’s approval of the award and proper completion of all administrative requirements for the grant, when award grants are generally made to other newly-hired eligible employees.

The Company’s employment agreement with Mr. Szulik dated July 24, 2002 requires the Company to make an annual award of an option to purchase a minimum of 500,000 shares of Common Stock to Mr. Szulik on each anniversary of the employment agreement. While Mr. Szulik has previously agreed to waive the grant date requirement in order for his grant to fall on the same date as other employees’ annual grants, there is no assurance that he will waive this requirement for future awards.

Grant Values.    To determine the appropriate level of annual grants for each Named Officer, the Compensation Committee first establishes an overall Company-wide stock option pool. Individual grant guideline ranges are then developed based on the median grants of the Compensation Peer Group. The CEO then recommends a grant amount for each Named Officer other than the CEO based on individual performance and relative ability to impact the Company’s future success. The Compensation Committee then reviews the CEO’s recommendations and makes a final determination regarding the grant level for each Named Officer, including the CEO.

Equity Compensation Grants in Fiscal 2007.    Equity compensation grants to Named Officers for Fiscal 2007 are described in the Grants of Plan-Based Awards Table on page 28.

In contrast, the equity values shown in the Summary Compensation Table on page 26 do not solely reflect equity awards granted during Fiscal 2007. The Summary Compensation Table was prepared in accordance with SEC regulations that require equity award values of all prior grants (not merely the grants in Fiscal 2007) to be shown based on compensation expense reflected in the Company’s financial statements for Fiscal 2007 under SFAS 123R. SFAS 123R generally requires that an equity award be expensed over the vesting period of the equity award.

In the view of the Compensation Committee and the Company, the equity values shown in the Summary Compensation Table do not reflect the way the Compensation Committee determines the value of equity awards for purposes of compensation. Rather, the Compensation Committee determines awards based on fair value of the awards at time of grant, not the accounting treatment of current and prior awards as reflected in our financial statements under SFAS 123R.

Employee Benefits and Perquisites

All full-time employees generally receive identical health and welfare benefits. Named Officers receive no special benefits or perquisites that are not generally available to full-time employees, with the exception of the life insurance policy to which Mr. Szulik is entitled pursuant to the terms of his employment agreement. See “Compensation and Other Information Concerning Executive Officers—Employment Arrangements with Named Officers”. In Fiscal 2007, the Company made no payments to Mr. Szulik under the provision of his employment agreement relating to the life insurance policy.

Severance and Change in Control Arrangements

Severance and change in control arrangements are discussed below under the heading “Compensation and Other Information Concerning Executive Officers—Potential Payments Upon Severance or Change in Control”. The Compensation Committee believes that the change in control arrangements serve the best interests of stockholders because they help to minimize the distraction of management during a potential change in control at a cost that the Compensation Committee believes is both appropriate and reasonable.

Stock Ownership Guidelines

The Compensation Committee supports stock ownership as an effective means of aligning management motivations with the long-term interests of stockholders. In April 2006, the Compensation Committee approved stock ownership guidelines for executive management and non-employee directors. All non-employee directors and members of executive management must obtain the following number of shares of Common Stock by August 17, 2009:

Level	Guideline
Chief Executive Officer	50,000 shares
Executive Vice President	25,000 shares
Senior Vice President	12,500 shares
Vice President	5,000 shares
Non-Employee Director	5,000 shares

For purposes of achieving the stated guidelines, shares owned outright, DSUs and 60% of unvested restricted shares are counted. Outstanding stock option awards are excluded regardless of vesting and value. None of the following transactions with respect to securities of the Company are permitted by employees: selling short, buying or selling publicly traded options (puts and calls), purchasing Company stock on margin or pledging Company stock to a margin account.

Tax Deductibility of the Named Officers’ Compensation

While the Company currently seeks to preserve deductibility of compensation paid to the Named Officers under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), from time to time it may be necessary to provide compensation arrangements that are not deductible under Section 162(m) in order to recruit and retain outstanding executives.

On August 17, 2006, stockholders approved the 2006 Performance Compensation Plan (the “Performance Compensation Plan”) which enables the Company to maximize the tax deductibility of compensation expense in respect of named executive officers under Section 162(m) by allowing annual cash bonus payments or equity grants (beginning for fiscal year 2008 performance) to be performance-based. The Company believes that the Performance Compensation Plan will help to preserve tax deductibility under Section 162(m). However, full preservation may not be possible if, among other reasons, restricted stock continues to play a significant role in the executive compensation programs.

Compensation awarded to Named Officers resulted in an aggregate of $7,848,330 of compensation expense in Fiscal 2007 that was not deductible under Section 162(m). Details regarding Named Officers’ exercise of stock options and vesting of restricted stock is described below in “Compensation and Other Information Concerning Executive Officers—Option Exercises and Stock Vested in Fiscal 2007”.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for Fiscal 2007 and this Proxy Statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

W. Steve Albrecht

Narendra K. Gupta

Eugene J. McDonald

General H. Hugh Shelton (Chair)

Summary Compensation Table

The following table sets forth information regarding the compensation of the Company’s (i) Chief Executive Officer, (ii) Chief Financial Officer and (iii) the Company’s other three most highly compensated executive officers who were serving as of February 28, 2007 as determined under SEC rules (collectively, the “Named Officers”).

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Matthew J. Szulik (6) Chairman of the Board, President and Chief Executive Officer	2007	504,167	162,154	4,013,382	546,280	5,000	5,230,983
Joanne Rohde Executive Vice President, Worldwide Operations	2007	291,667	—	2,583,747	187,500	6,381	3,069,295
Alex Pinchev Executive Vice President, Worldwide Sales	2007	358,333	166,093	1,621,523	275,000	6,444	2,427,393
Charles E. Peters, Jr. Executive Vice President and Chief Financial Officer	2007	358,333	146,952	956,982	275,000	5,668	1,742,935
Paul Cormier Executive Vice President, Engineering	2007	333,333	48,646	839,758	275,000	—	1,496,737

(1)	Each Named Officer’s base salary changed during Fiscal 2007 as follows: At the beginning of Fiscal 2007, Mr. Szulik’s base salary was $400,000. His base salary increased to $500,000 in July 2006 and increased again to $600,000 in October 2006. Ms. Rohde began Fiscal 2007 with a base salary of $275,000 which was increased to $300,000 in July 2006. Messrs. Pinchev and Peters began Fiscal 2007 with base salaries of $325,000 each, which were increased to $375,000 in July 2006. Mr. Cormier began Fiscal 2007 with a base salary of $300,000 which was increased to $350,000 in July 2006.
(2)	Amounts in this column represent the compensation costs recognized by the Company in Fiscal 2007 with respect to stock awards granted to Named Officers in Fiscal 2007 and prior fiscal years, as determined in accordance with SFAS 123R (except that estimated forfeitures have been disregarded for this purpose). A discussion of the assumptions used in calculating these values may be found in “NOTE 2—Summary of Significant Accounting Policies” in the Company’s Annual Report on Form 10-K for Fiscal 2007.
(3)	Amounts in this column represent the compensation costs recognized by the Company in Fiscal 2007 with respect to option awards granted to Named Officers in Fiscal 2007 and prior fiscal years, as determined in accordance with SFAS 123R (except that estimated forfeitures have been disregarded for this purpose). A discussion of the assumptions used in calculating these values may be found in “NOTE 2—Summary of Significant Accounting Policies” in the Company’s Annual Report on Form 10-K for Fiscal 2007.
(4)	Amounts in this column represent amounts earned based on Fiscal 2007 performance under the EVC Plan. For additional information regarding the awards see “Compensation and Other Information Concerning Executive Officers—Compensation Discussion and Analysis—Components of Compensation—Annual Cash Bonus”.
(5)	Amounts in this column represent Company 401(k) matching contributions.
(6)	Mr. Szulik is also a member of the Company’s Board of Directors but does not receive any additional compensation for serving as a director.

Employment Arrangements with Named Officers

Each of our Named Officers has in place an Employment Agreement or an offer letter with the Company that includes provisions relating to his or her employment. In addition to these agreements and offer letters, there are various other agreements and policies that describe the terms of each Named Officer’s employment relationship with the Company. These agreements, offer letters and policies are described in more detail below.

Chief Executive Officer

Effective July 24, 2002, the Company entered into an Employment Agreement with Mr. Szulik, the Company’s Chief Executive Officer and President. Mr Szulik’s agreement provides for (i) an annual salary of $350,000, subject to increase, (ii) an annual incentive cash bonus equal to the greater of $200,000 or fifty percent of his salary, (iii) an annual stock option award of at least 500,000 shares at an exercise price equal to the fair market value on the date of the grant, vesting in equal amounts on a quarterly basis over a four year period following the date of grant. The agreement also requires the Company to purchase a $1,000,000 term life insurance policy on behalf of Mr. Szulik. The provisions of the agreement governing severance payments are discussed below under “Potential Payments Upon Severance or Change in Control—Chief Executive Officer”.

Mr. Szulik is also a party to a written agreement dated June 27, 2001 with the Company, under which Mr. Szulik was granted an option to purchase 1,000,000 shares of Common Stock at an exercise price of $.50 per share. In addition, on December 17, 2003, Mr. Szulik was granted an option to purchase 500,000 shares of Common Stock at an exercise price of $.50 per share and 500,000 shares of Common Stock at an exercise price of $6.70 per share (collectively, the “December 2003 Options”), all pursuant to additional written agreements containing substantially the same terms as the June 27, 2001 agreement.

On December 30, 2005, Mr. Szulik entered into amendments to the agreements pursuant to which the December 2003 Options were granted. Pursuant to these amendments, Mr. Szulik made an irrevocable election to exercise on December 18, 2006 the portions of the December 2003 Options that became fully vested on December 17, 2005. The amendments were intended to conform the December 2003 Option grants to the requirements of Section 409A of the Code and to qualify the December 2003 Options for exemptions from unfavorable tax effects imposed by Section 409A. The amendments also provided for a change in the definition of “Change of Control” relating to the December 2003 Options to conform to the definition contained in Section 409A of the Code and to implement other technical changes in conformity with Section 409A.

Other Named Officers

Each Named Officer (other than Mr. Szulik) entered into an offer letter with the Company at the time his or her employment with the Company began. With the exception of certain severance provisions in the Named Officers’ offer letters (described below in “Compensation and Other Information Concerning Executive Officers—Potential Payments Upon Termination or Change in Control—Other Named Officers”), the Company has no continuing obligations under the offer letters.

Indemnification

In February 2007, each Named Officer entered into an indemnification agreement with the Company. In general, the indemnification agreements provide that the Company will, to the fullest extent permitted by law, and subject to certain limitations and exceptions, indemnify the Named Officer against expenses, judgments, fines, penalties and amounts paid in settlement that may be incurred in connection with the defense or settlement of threatened, pending or completed proceedings to which the Named Officer becomes subject in connection with his or her service as an officer of the Company or in connection with other services performed by him or her at the request of the Company (such as service as a director of a subsidiary of the Company). The indemnification agreements also provide for indemnification rights regarding both third-party claims and proceedings brought by or in the right of the Company. In addition, the indemnification agreements provide for the advancement of expenses incurred by the Named Officer under certain circumstances. The indemnification agreements are not exclusive of any other rights to indemnification or advancement of expenses to which the Named Officer may be entitled, including any rights arising under the certificate of incorporation or bylaws of the Company, a separate agreement with the Company or applicable law.

Grants of Plan-Based Awards in Fiscal 2007

The following table sets forth information regarding grants of plan-based awards made to the Named Officers in Fiscal 2007.

Name	Grant Date	Approval Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/ Share) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
			Threshold ($)	Target ($)	Maximum ($)
Matthew J. Szulik	10/16/2006 10/16/2006 8/17/2006	8/17/2006 8/17/2006	— — 250,000	— — 500,00	— — 1,000,000	— 87,500 —	250,000 — —	19.84 — —	1,995,000 1,736,000 —
Joanne Rohde	10/16/2006 6/26/2006	8/17/2006	— 0	— 250,000	— 500,000	— —	50,000 —	19.84 —	399,000 —
Alex Pinchev	10/16/2006 10/16/2006 6/26/2006	8/17/2006 8/17/2006	— — 0	— — 275,000	— — 550,000	— 26,250 —	75,000 — —	19.84 — —	598,500 520,800 —
Charles E. Peters, Jr.	10/16/2006 10/16/2006 6/26/2006	8/17/2006 8/17/2006	— — 0	— — 250,000	— — 500,000	— 26,250 —	75,000 — —	19.84 — —	598,500 520,800 —
Paul Cormier	10/16/2006 10/16/2006 6/26/2006	8/17/2006 8/17/2006	— — 0	— — 250,000	— — 500,000	— 26,250 —	75,000 — —	19.84 — —	598,500 520,800 —

(1)	These columns show the potential value of the payout for each Named Officer under the EVC Plan if the threshold, target or maximum goals had been satisfied for the performance measures established for Fiscal 2007 by the Compensation Committee. For a discussion of the EVC Plan see “Compensation and Other Information Concerning Executive Officers—Compensation Discussion and Analysis—Components of Compensation—Annual Cash Bonus”. Actual bonus payments to Named Officers under the EVC Plan for Fiscal 2007 performance are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation”.
(2)	Amounts in this column reflect restricted stock awards granted in Fiscal 2007 to a Named Officer under the 2004 Long-Term Incentive Plan upon his or her election to receive a portion of his or her annual stock option award in the form of a restricted stock award. The restricted stock awards are calculated at a ratio of .35 restricted stock awards for each underlying stock option and vest 25% after one year and quarterly thereafter over an additional three years. For further discussion see “Compensation and Other Information Concerning Executive Officers—Compensation Discussion and Analysis—Components of Compensation—Equity Compensation”.
(3)	Amounts in this column reflect the number of stock options granted in Fiscal 2007 to a Named Officer under the 2004 Long-Term Incentive Plan. With the exception of stock options granted to Mr. Szulik, the stock options vest 25% after one year and quarterly thereafter over an additional three years. Stock options granted to Mr. Szulik vest quarterly over four years.
(4)	The column shows the exercise price for the stock options granted, which was the closing price of Red Hat stock on October 16, 2006, the grant date approved by the Compensation Committee.
(5)	This column reflects the full grant date fair value of the equity awards granted to the Named Officer in Fiscal 2007 calculated in accordance with SFAS 123R and SEC rules. A discussion of the assumptions used in calculating these values may be found in “NOTE 2—Summary of Significant Accounting Policies” in the Company’s Annual Report on Form 10-K for Fiscal 2007.

Outstanding Equity Awards at End of Fiscal 2007

The following table sets forth information on the current holdings of stock option and stock awards by the Named Officers as of February 28, 2007.

Name	Option Awards (1)					Stock Awards (2)
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Matthew J. Szulik	144,908 1,000,000 919,735 900,000 800,000 250,000 166,667 250,000 187,500 37,500 37,500 15,625	(4) (4) (4) (4) (4) (5) (5)	— — — — — — — 250,000 312,500 62,500 62,500 234,375	0.21 27.31 4.36 0.50 5.55 0.50 6.70 13.16 15.34 17.64 19.18 19.84	11/13/2008 6/29/2010 6/27/2011 6/27/2011 7/24/2012 12/17/2013 12/17/2013 12/28/2009 7/25/2010 7/25/2010 7/25/2010 10/16/2011	87,500	1,964,375
Joanne Rohde	68,750 68,750 68,750 62,500 62,500 — — 18,750 —		31,250 31,250 31,250 37,500 37,500 37,500 43,750 93,750 50,000	18.33 24.58 24.97 20.71 16.28 12.45 12.88 15.34 19.84	3/22/2014 4/22/2014 5/21/2014 6/22/2014 7/22/2014 8/20/2014 9/22/2014 7/25/2010 10/16/2011	—	—
Alex Pinchev	— 21,875 6,250 10,937 —		21,875 65,625 50,000 54,688 75,000	6.15 13.53 13.16 15.34 19.84	4/23/2013 11/7/2013 12/28/2009 7/25/2010 10/16/2011	45,391	1,019,028
Charles E. Peters, Jr.	158,750 45,937 —		131,250 59,063 75,000	12.26 10.70 19.84	8/31/2014 4/19/2010 10/16/2011	46,923	1,053,421
Paul Cormier	16,666 31,250 44,584 87,500 56,250 —		— — 12,500 87,500 93,750 75,000	6.00 6.05 6.76 13.16 15.34 19.84	5/23/2011 1/21/2013 7/22/2013 12/28/2009 7/25/2010 10/16/2011	26,250	589,313

(1)

With the exception of Mr. Szulik’s options that expire on 11/13/2008, 6/27/2011 (with an exercise price of $0.50 per share), 12/17/2013, 12/28/2009, 7/25/2010 and 10/16/2011, all options listed above are exercisable 25% on the first anniversary of the date of grant and 6.25% per quarter thereafter. Mr. Szulik’s options that expire on 11/13/2008 vested 33.33% on the first anniversary of the date of grant and 2.78% per month thereafter. Mr. Szulik’s options that expire on 6/27/2011 (with an exercise price of $0.50 per share) and that expire on 12/17/2013 (with an exercise price of $0.50 per share) vested quarterly over a two-year period. Mr. Szulik’s options that expire on 12/17/2013 (with an exercise price of $6.70 per share) vested or vest quarterly over a three-year period. Mr. Szulik’s options that expire on 12/28/2009, 7/25/2010 and 10/16/2011 vest quarterly over a four-year period.

(2)	All restricted stock listed above vests 25% on the first anniversary date and quarterly thereafter over three years. Information presented aggregates all historical grants of restricted stock awards.
(3)	The market value of the shares was calculated by multiplying the number of shares of Common Stock by $22.45, the closing price of Common Stock on February 28, 2007.
(4)	Details regarding grants of stock options to Mr. Szulik are included below in the section titled “Compensation and Other Information Concerning Executive Officers—Employment Arrangements with Named Officers—Chief Executive Officer”.
(5)	These stock option grants were issued with an exercise price above the closing price on the date of grant.

Option Exercises and Stock Vested in Fiscal 2007

The following table sets forth information on the number and value of stock options exercised and stock vested during Fiscal 2007 for the Named Officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Matthew J. Szulik	683,333	10,156,563	—	—
Joanne Rohde	156,250	1,945,484	—	—
Alex Pinchev	193,750	2,861,559	11,484	266,582
Charles E. Peters, Jr.	—	—	16,077	421,262
Paul Cormier	—	—	—	—

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the sale price of Common Stock at the time of exercise.
(2)	The value realized on vesting is based on the closing price of the Common Stock on the date of vesting.

Potential Payments Upon Severance or Change in Control

Each of our Named Officers is eligible to receive compensation upon certain types of termination of employment. The details regarding this compensation are contained in (i) the Named Officer’s employment agreement or offer letter, (ii) the Named Officer’s option award and restricted stock award agreements and (iii) the Senior Management Change in Control Severance Policy (the “Severance Policy”).

Chief Executive Officer

Severance Payments

If Mr. Szulik is terminated by the Company without Cause (as defined in his employment agreement) or due to death or disability, or he voluntarily resigns from the Company for Good Reason (as defined in his employment agreement), for a period of two years he is entitled to receive the sum of his base salary plus an amount equal to the average annual bonus paid in the two previous years. In the event of a Change in Control (as defined in his employment agreement) after the date of termination described above, the Company will accelerate payments due to Mr. Szulik in accordance with the previous sentence. If Mr. Szulik’s termination (either by the Company without Cause or by Mr. Szulik for Good Reason) occurs in contemplation of, at the time of, or within two years after a Change in Control, he is instead entitled to receive a lump sum cash payment within 15 days after the termination equal to three times the sum of his base salary plus an amount equal to the average annual bonus paid to him in the two previous years. In addition, Mr. Szulik will receive the incentive bonus to which he would have been entitled as if he had been employed through the end of the fiscal year in which his termination occurred, but based on the milestones achieved prior to the date of termination.

Vesting of Equity

If Mr. Szulik is terminated by the Company without Cause or due to death or disability, or he voluntarily resigns from the Company for Good Reason, any stock options that remain unvested on Mr. Szulik’s date of termination and which normally would have vested during the calendar year in which Mr. Szulik’s date of termination occurs, will vest immediately on the date of termination. In addition, Mr. Szulik’s right to exercise his stock options shall continue for a period of two years in addition to the time for post-termination exercise permitted by the relevant agreement. All of Mr. Szulik’s unvested stock options vest upon a Change of Control.

If Mr. Szulik’s restricted stock is assumed or converted in connection with a Change in Control (as defined in his restricted stock agreement), and if his relationship with the Company or its successor is terminated within one year after the Change in Control without Good Cause (as defined in his agreement) by the Company or its successor or with Good Reason (as defined in his agreement) by Mr. Szulik, then unvested restricted stock would vest. If Mr. Szulik’s restricted stock is not assumed or converted in connection with a Change in Control, then the restricted stock would be treated as vested immediately prior to the Change in Control.

Other Benefits

If Mr. Szulik is terminated by the Company without Cause or due to death or disability, or he voluntarily resigns from the Company for Good Reason, he and his dependents are entitled to receive coverage under the Company’s welfare benefit plans as in effect on the date of termination for a period of two years following the date of termination. In addition, the Company will provide Mr. Szulik outplacement services at a level commensurate with Mr Szulik’s position, including use of an executive office and secretary, for a period of one year commencing on Mr. Szulik’s date of termination but in no event extending beyond the date on which Mr. Szulik commences other full time employment. In the event that compensation paid to Mr. Szulik by the Company is subject to tax imposed by Section 4999 of the Code, the Company will reimburse Mr. Szulik for the amount of any excise tax paid under Section 4999 and increase the amount paid to cover any additional taxes imposed in connection with the reimbursement. Mr. Szulik is the beneficiary of a $1,000,000 term life insurance policy for which the Company is obligated to pay premiums under Mr. Szulik’s employment agreement.

Other Named Officers

Vesting of Equity

In the first quarter of the Company’s fiscal year ending February 29, 2008, each Named Officer other than Mr. Szulik entered into an agreement that amends or supersedes, as the case may be, existing agreements between the Company and the Named Officer relating to his or her restricted stock and stock option awards. The stock option and restricted stock award agreements, as amended, of each Named Officer (other than Mr. Szulik) provide for accelerated vesting if the Named Officer’s employment is terminated under certain circumstances after a Change in Control (as defined in the agreements) of the Company. Specifically, if the Named Officer’s restricted stock or stock option grants are assumed or converted in connection with a Change in Control, and if the Named Officer’s relationship with the Company or its successor is terminated within one year after the Change in Control without Good Cause (as defined in the agreements) by the Company or its successor or with Good Reason (as defined in the agreements) by the Named Officer, then unvested restricted stock and stock option grants would vest. If the Named Officer’s restricted stock is not assumed or converted in connection with a Change in Control, then the restricted stock would be treated as vested immediately prior to the Change in Control. If the Named Officer’s stock option grants are not assumed or converted in connection with a Change in Control, then the Named Officer would receive a lump sum cash payment in an amount based in part on the fair market value of the shares underlying the stock option grant on the day preceding the Change in Control.

Severance Payments

Pursuant to the Severance Policy, each Named Officer (other than Mr. Szulik) will be eligible for lump sum cash payments if the Named Officer’s employment is terminated under certain circumstances after a Change in

Control (as defined in the Severance Policy) of the Company. These payments will be in lieu of, and not in addition to, any other severance payments to which a Named Officer may be entitled pursuant to the terms of the offer letters described below. Under the Severance Policy, if the Named Officer is terminated within one year after the Change in Control without Good Cause (as defined in the Severance Policy) by the Company or its successor or with Good Reason (as defined in the Severance Policy) by the Named Officer, then the Named Officer will be eligible to receive:

•

a lump sum payment equal to two times the sum of the Named Officer’s then-current annual base salary plus an amount equal to the average of the annual bonuses earned by the Named Officer during the two previous fiscal years;

•

continuation of the Named Officer’s and his or her eligible dependents’ coverage under the Company’s welfare benefit plans as in effect on the date of termination until the earlier of two years following the date of termination or the date the Named Officer or his or her eligible dependents become eligible for comparable benefits from another employer; and

•

a pro-rata incentive bonus, if any, to which he or she would have been entitled in accordance with the Company’s annual bonus plan calculated through the Named Officer’s termination, but based on the targets achieved prior to the Named Officer’s date of termination.

Mr. Cormier’s offer letter provides that should his employment with the Company be terminated at any time without Cause (as defined in the offer letter), he will receive the greater of (i) the standard severance base compensation applicable to a person with his tenure with the Company or (b) six months of his then current base pay.

Mr. Peters’ offer letter provides that in the event Mr. Peters’ employment is terminated by the Company for any reason other than for Cause (as defined in his offer letter), he will be eligible for a severance package that equals one year base pay.

Other Benefits

In the event that compensation paid to the Named Officer by the Company is subject to tax imposed by Section 4999 of the Code, the Company will reimburse the Named Officer for the amount of any excise tax paid under Section 4999 and increase the amount paid to cover any additional taxes imposed in connection with the reimbursement.

Termination for Cause, Voluntary Resignation Without Good Reason

If any Named Officer is terminated by the Company for Cause, or if he or she voluntarily resigns from the Company other than for Good Reason, the Named Officer shall have no further right to receive any compensation or benefits after the termination or resignation, other than compensation or benefits that are generally provided for all salaried employees upon resignation or termination under similar circumstances.

Summary of Potential Payments upon Severance or Change in Control

The following table sets forth information on the potential payments to Named Officers upon severance or change of control of the Company, assuming the severance or change of control took place on February 28, 2007.

Name	Cash Severance Payment ($)	Accelerated Vesting of Stock Options ($) (1)	Accelerated Vesting of Restricted Stock ($) (2)	Welfare Benefits ($) (3)	Outplacement Benefits ($) (4)	Excise Gross Up Payment ($)	Total ($)
Matthew J. Szulik
• Change in Control Only	—	5,661,094	—	—	—	—	5,661,094
• Change in Control w/Termination Without Cause or With Good Reason	3,090,000	5,661,094	1,964,375	45,000	15,000	—	10,775,469
• Change in Control w/Termination With Cause or Without Good Reason	—	5,661,094	—	—	—	—	5,661,094
• Termination Without Cause or With Good Reason	2,060,000	2,101,656	—	30,000	15,000	—	4,206,656
• Termination With Cause or Without Good Reason	—	—	—	—	—	—	—
• Death or Disability	2,060,000	2,101,656	—	30,000	15,000		4,206,656

Joanne Rohde
• Change in Control w/Termination Without Cause or With Good Reason	1,075,500	2,016,125	—	30,000	—	—	3,121,625

Alex Pinchev
• Change in Control w/Termination Without Cause or With Good Reason	1,273,750	1,991,019	1,019,028	30,000	—	—	4,313,797

Charles E. Peters, Jr.
• Change in Control w/Termination Without Cause or With Good Reason	1,187,500	2,227,178	1,053,421	30,000	—	—	4,498,099
• Termination Without Cause or With Good Reason	375,000	—	—	—	—	—	375,000

Paul Cormier
• Change in Control w/Termination Without Cause or With Good Reason	1,116,250	1,871,313	589,313	30,000	—	—	3,606,876
• Termination Without Cause or With Good Reason	175,000	—	—	—	—	—	175,000

(1)	Amounts in this column describe the value of stock options that would vest upon the triggering event described in the leftmost column. The value of stock options is based on the difference between the exercise price of the options and the $22.45 closing price of Common Stock on February 28, 2007.
(2)	Amounts in this column describe the value of restricted stock that would vest upon the triggering event described in the leftmost column, based on a closing price of $22.45 on February 28, 2007.
(3)	Amounts in this column describe the estimated cost of providing welfare benefits during the severance period (assumed to be $15,000 per year).
(4)	Amounts in this column describe the estimated cost of providing outplacement benefits.

Equity Compensation Plan Information

The following table sets forth, as of February 28, 2007 for the Company’s equity compensation plans, the number of shares of Common Stock authorized to be issued upon exercise of outstanding options, warrants and rights, the weighted average exercise price of outstanding options, warrants and rights and the number of shares remaining available for future issuance, aggregated as follows: (i) all existing compensation plans previously approved by the stockholders of the Company, (ii) all existing compensation plans not previously approved by the stockholders and (iii) the total of (i) and (ii).

	(a)		(b)	(c)
Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	20,062,497	(2)	15.40	7,695,927	(3)

Equity compensation plans not approved by security holders	—		—	—

Total	20,062,497	(2)	15.40	7,695,927	(3)

(1)	This table excludes an aggregate of 535,868 shares of Common Stock with a weighted-average exercise price of $4.67 per share that are issuable upon exercise of options issued under compensation plans of the following entities: Akopia, Inc., BlueCurve, Inc., C2Net Software, Inc., Cygnus Solutions, Inc., JBoss, Inc., Planning Technologies, Inc., Sistina Software, Inc. and Wirespeed Communications Corporation (collectively, the “Acquired Companies”). The Company assumed these options in connection with the acquisition of the Acquired Companies. No additional shares of Common Stock remain available for future issuance under the Acquired Companies’ compensation plans.
(2)	Consists of 10,522,319 shares of the Common Stock issuable under the 2004 Long-Term Incentive Plan, 9,193,066 shares of Common Stock issuable under the Company’s 1999 Stock Option and Incentive Plan and 347,112 shares of Common Stock issuable under the Company’s 1998 Stock Option Plan, as amended. For the purpose of calculating the number of securities shown in column (a), DSUs and RSAs are included at a rate of 1.6 for each DSU or RSA outstanding.
(3)	Consists of 7,381,372 shares of Common Stock remaining available for future issuance under the 2004 Long-Term Incentive Plan (excluding shares reflected in column (a)) and 314,555 shares of Common Stock remaining available for issuance under the 1999 Employee Stock Purchase Plan, as amended. The Company’s Board of Directors has indefinitely suspended future offerings under the 1999 Employee Stock Purchase Plan, as amended. Future issuances of DSUs and RSAs will reduce the number of securities remaining at a rate of 1.6 for each DSU or RSA issued.

ITEM NO. 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, as amended, the Board of Directors of the Company is divided into three classes. There are two directors currently serving in each of Class I and Class III. There are three directors currently serving in Class II. Each director serves for a three-year term, with one class of directors being elected at each Annual Meeting. The term of each Class II Director will expire at this Annual Meeting. All directors will hold office until their successors have been duly elected and qualified. Dr. W. Steve Albrecht and Dr. Marye Anne Fox currently serve as the Class I Directors; General H. Hugh Shelton, U.S. Army (Retired), Eugene J. McDonald and Matthew J. Szulik currently serve as Class II Directors; and William S. Kaiser and Dr. Narendra K. Gupta currently serve as Class III Directors.

The nominees for Class II Director are General H. Hugh Shelton, U.S. Army (Retired) and Matthew J. Szulik, each of whom currently serves as a Class II Director of the Company. Pursuant to the mandatory retirement provisions of the Company’s Corporate Governance Guidelines, Mr. McDonald will retire from the Board on August 16, 2007 and will not be up for re-election as a Class II Director.

Shares represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for these nominees will be voted for their election. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies may be voted for the election of some other person, or for fixing the number of directors at a lesser number.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” ELECTING THE TWO NOMINEES FOR CLASS II

DIRECTORS FOR TERMS OF THREE YEARS EACH.

ITEM NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending February 29, 2008. It is expected that a member of the firm will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. Although stockholder ratification of the Company’s independent registered public accounting firm is not required under Delaware law or under the Company’s Amended and Restated Certificate of Incorporation, as amended, or its Amended and Restated By-Laws, the Company believes it is advisable and has decided to give its stockholders the opportunity to ratify this selection. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 29, 2008, the Audit Committee will evaluate what would be in the best interests of the Company and its stockholders and consider whether to select new independent registered public accounting firm for the fiscal year ending February 29, 2008 or whether to wait until the completion of the audit for the fiscal year before changing independent registered public accounting firms.

Shares represented by all proxies received by the Board of Directors and not marked so as to vote against or abstain from voting will be voted to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 29, 2008.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, billed to the Company for each of the last two fiscal years.

Fee Category	Fiscal Year Ended February 28, 2007	Fiscal Year Ended February 28, 2006
Audit Fees (1)	$1,384,316	$1,376,810
Audit-Related Fees (2)	$366,120	$—
Tax Fees (3)	$—	$—
All Other Fees (4)	$—	$158,188

Total Fees	$1,750,436	$1,534,998

(1)	“Audit Fees” consist of fees for the audit of the Company’s financial statements, the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	“Audit-Related Fees” consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and which are not reported under “Audit Fees”. For Fiscal 2007, fees for assistance with merger and acquisition activities comprise substantially all of the amounts described.
(3)	“Tax Fees” consist of fees for tax compliance, tax advice and tax planning services.
(4)	All Other Fees consist of fees for products and services provided by the independent registered public accounting firm other than for the services reported above in Audit Fees, Audit-Related Fees or Tax Fees. Business planning services for the Company’s China operations accounted for fees billed for the fiscal year ended February 28, 2006.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent registered public accounting firm. The Audit Committee may delegate this pre-approval authority to other individual members of the Audit Committee from time to time. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee. In Fiscal 2007, all non-audit services provided by the independent registered public accounting firm were pre-approved by the Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based on the Company’s review of the reports furnished to the Company, or written representations from reporting persons that all reportable transaction were reported, the Company believes that during Fiscal 2007, all filings required to be made by reporting persons were timely made, with the following exceptions: reports related to DSUs granted in lieu of cash compensation on May 15, 2006 to Dr. Fox, Mr. Kozel, Mr. McDonald and General Shelton were filed on May 18, 2006 and a report for Mr. Kozel related to the conversion of his DSUs into Common Stock triggered by his resignation on September 1, 2006 was filed on September 29, 2006.

OTHER MATTERS

Stockholder Proposals

Stockholder proposals intended for inclusion in the proxy statement for the Company’s 2008 Annual Meeting of Stockholders must comply with the procedures outlined in Rule 14a-8 of the Exchange Act, must be directed to: Corporate Secretary, Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606, and must be received by February 29, 2008.

Proposals of stockholders intended to be presented at the Company’s 2008 Annual Meeting of Stockholders but that do not comply with the requirements for inclusion in the Company’s proxy materials (as described in the first paragraph of this section) must be received by the Company’s Corporate Secretary at the Company’s principal executive offices no later than the close of business on February 29, 2008 nor earlier than the close of business on January 31, 2008. For each stockholder proposal that properly comes before the 2008 Annual Meeting of Stockholders in the manner described in this paragraph, the shares represented by all proxies received by the Board of Directors for the 2008 Annual Meeting of Stockholders will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxy card.

Method of Holding Shares

Most Red Hat stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Red Hat’s transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Red Hat. As the stockholder of record, you have the right to grant your voting proxy directly to Red Hat or to a third party, or to vote in person at the Annual Meeting. Red Hat has enclosed a proxy card for you to use.

Beneficial Owner.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you are also invited to attend the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions to you for use in directing the broker, trustee or nominee how to vote your shares.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal and adequate proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Householding

Certain brokers, banks or other nominees may deliver only one copy of this Proxy Statement and its annual report to stockholders who share an address unless those stockholders have notified the nominee of the desire to receive multiple copies of the Proxy Statement.

Stockholders sharing an address and currently receiving multiple copies of the Proxy Statement and annual report may request delivery of only a single copy of the Proxy Statement and annual report to their address in the future by contacting our Investor Relations department by telephone at 919-754-3700 or mail to Investor Relations, Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606.

Annual Report on Form 10-K

The Company’s Annual Report containing its audited financial statements for Fiscal 2007 is being mailed together with this Proxy Statement to all stockholders entitled to vote. This Proxy Statement and the accompanying proxy card will be first mailed to stockholders on or about July 6, 2007.

The Company’s Annual Report on Form 10-K is available at www.redhat.com under the section entitled “Company—Investor Relations – SEC Filings”. Stockholders may request a copy of our Annual Report free of charge by contacting:

Linda Brewton

Manager, Investor Relations

1801 Varsity Drive

Raleigh, NC 27606

Phone: 919-754-4476

E-mail: lbrewton@redhat.com

Copies of the exhibits listed on the exhibit index to the Annual Report may be obtained upon payment of the Company’s reasonable expense in furnishing a requested exhibit.

Appendix A

RED HAT, INC.

Annual Meeting of Stockholders to be held on August 16, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints DeLisa K. Alexander, R. Brandon Asbill and Mark E. Cook and each of them, with full power of substitution, as proxies to represent and vote all shares of stock of Red Hat, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on August 16, 2007, at 11:00 a.m. local time, at the Company’s headquarters, 1801 Varsity Drive, Raleigh, North Carolina, and at all adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated June 28, 2007, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

SEE REVERSE SIDE

Address Change/Comments (mark the corresponding box on the reverse side)

Δ    FOLD AND DETACH HERE    Δ

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1. To elect two members to the Board of Directors, each to serve for a three-year term as a Class II Director:	FOR ALL (EXCEPT AS NOTED BELOW) ☐	WITHHOLD FOR ALL ☐

NOMINEES:

01 General H. Hugh Shelton, U.S. Army (Retired)

02 Matthew J. Szulik

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL (EXCEPT AS NOTED BELOW)” and write that nominee’s name in the space provided below.

I/We will attend the meeting             ☐

The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF NOMINEES FOR DIRECTOR AND THE RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending February 29, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐	PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, OR OTHERWISE PROVIDE YOUR PROXY BY TELEPHONE OR THE INTERNET.

Signature _______________________________________________ Signature _____________________________ Date ________________, 2007

Please sign exactly as name appears below. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign its full name by an authorized person.

Δ    FOLD AND DETACH HERE    Δ

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/rht Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.